OPEN PLAN SYSTEMS, INC.

         EXHIBIT 11 - Statement Re: Computation of Per Share Earnings


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
                                                             Three Months Ended
                                                                  March 31
                                                          2000                1999
                                                   ---------------------------------------

Weighted average shares outstanding during the
   period                                                    4,403               4,672

Assumed exercise of options less assumed
   acquisition of shares                                         2                   1
                                                   ---------------------------------------
Total                                                        4,405               4,673
                                                   =======================================

Net income used in computation (in thousands)
                                                     $         124       $          26
                                                   =======================================

Income per common share                              $         .03       $         .01
                                                   =======================================

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